Exhibit 99.3

CONSENT OF ROBERT E. PARSONS, JR.

I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by Excel Trust, Inc. on Form S-11 and the related Prospectus and any amendments thereto.

Dated: December 23, 2009

/s/ Robert E. Parsons, Jr.
Robert E. Parsons, Jr.